PROSPECTUS SUPPLEMENT
-------------------------------
(TO PROSPECTUS DATED APRIL 3, 2001)

                                  $250,000,000

                                     [LOGO]


                                NORFOLK SOUTHERN
                                   CORPORATION

                       FLOATING RATE SENIOR NOTES DUE 2003

                                   ----------


     We are offering $250,000,000 of floating rate senior notes due 2003 under this prospectus supplement. The notes will be unsecured senior obligations of ours.

     We will pay interest on the notes on July 7, October 7, January 7 and April 7 of each year, beginning on October 7, 2001. The interest rate on the notes will be a floating rate, subject to adjustment on a quarterly basis, equal to LIBOR for three-month U.S. dollar deposits plus a spread of .57%.

                                   ----------

                                                  PER NOTE             TOTAL
                                                  --------              -----
     Public offering price (1)                       100%           $250,000,000
     Underwriting discount                           .25%               $625,000
     Proceeds, before expenses                     99.75%           $249,375,000

     (1) Plus accrued interest from July 5, 2001, if settlement occurs after that date

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about July 5, 2001.

                                   ----------

                               MERRILL LYNCH & CO.

                                   ----------


            The date of this prospectus supplement is June 29, 2001.

                                TABLE OF CONTENTS

                              PROSPECTUS SUPPLEMENT
--------------------------------------------------------------------------------
                                                                            PAGE
                                                                            ----
Norfolk Southern Corporation .............................................  S-3
Use of Proceeds ..........................................................  S-3
Capitalization ...........................................................  S-4
Summary Consolidated Financial Data ......................................  S-5
Ratio of Earnings to Fixed Charges and
  Selected Financial Ratios ..............................................  S-5
Description of the Notes .................................................  S-6
Underwriting .............................................................  S-13
Legal Matters ............................................................  S-14

                                   PROSPECTUS
--------------------------------------------------------------------------------
                                                                            PAGE
                                                                            ----
About this Prospectus ....................................................     3
Where You Can Find More Information ......................................     4
Incorporation by Reference ...............................................     4
Certain Forward-Looking Statements .......................................     4
Norfolk Southern Corporation .............................................     5
Norfolk Southern Capital Trust I .........................................     5
Use of Proceeds ..........................................................     7
Ratio of Earnings to Fixed Charges .......................................     7
The Securities We May Offer ..............................................     7
Description of Capital Stock .............................................     7
Description of the Depositary Shares .....................................    10
Description of Debt Securities ...........................................    12
Description of the Trust
  Preferred Securities ...................................................    16
Description of the Trust
  Preferred Securities Guarantees ........................................    18
Effect of Obligations under the Trust Preferred
  Securities Guarantee and the Subordinated
    Debt Securities ......................................................    20
Plan of Distribution .....................................................    21
Legal Opinions ...........................................................    22
Experts ..................................................................    22

                                   ----------

     You should read this prospectus supplement along with the prospectus that follows. Both documents contain information you should consider when making your investment decision. You should rely on the information contained in or incorporated by reference into this prospectus supplement and the prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone does provide you with different or inconsistent information, you may not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the prospectus is accurate only as of the date on the bottom of the front cover of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

                          NORFOLK SOUTHERN CORPORATION

     Norfolk Southern Corporation ("Norfolk Southern" or the "Company") is a Virginia-based holding company that in 1982, acquired control of Southern Railway Company ("Southern") and Norfolk and Western Railway Company ("NW"). Effective December 31, 1990, Southern changed its name to Norfolk Southern Railway Company ("NSR"), and Norfolk Southern transferred all of the common stock of NW to NSR (making NW a wholly owned subsidiary of NSR). Effective September 1, 1998, NW was merged with and into NSR. NSR, with its consolidated subsidiaries, primarily engages in the transportation of freight by rail in a single interterritorial system that currently extends over more than 21,800 miles of road in 22 states primarily in the Southeast and Midwest, in the District of Columbia and in the Province of Ontario, Canada.

     As more particularly detailed in the various filings we have incorporated by reference herein, Norfolk Southern and CSX Corporation ("CSX") secured the approval of the Surface Transportation Board, successor to the Interstate Commerce Commission, to own and control Conrail Inc. ("Conrail"), the principal subsidiary of which is Consolidated Rail Corporation ("CRC"), a common carrier that offers rail transportation services in the Northeast. Through a jointly owned entity, Norfolk Southern and CSX own the stock of Conrail. On June 1, 1999, Norfolk Southern and CSX, through their respective railroad subsidiaries, began operating separate portions of Conrail's rail routes and assets. Substantially all such assets are owned by two wholly owned subsidiaries of CRC; one of those subsidiaries, Pennsylvania Lines LLC, has entered into various operating and leasing arrangements with NSR. Certain rail assets still are owned by CRC, which operates them for the joint and exclusive use of NSR and the rail subsidiary of CSX.

     Our executive offices are located at Three Commercial Place, Norfolk, Virginia 23510-2191, and our telephone number is (757) 629-2600. Unless the context indicates otherwise, references to "Norfolk Southern" or to the "Company" are references to Norfolk Southern Corporation and its consolidated subsidiaries.

                                 USE OF PROCEEDS

     We expect to use substantially all of the net proceeds from the sale of the notes to reduce commercial paper borrowings, and we will use the remainder for general corporate purposes, including the redemption and refinancing of outstanding indebtedness, acquisitions, increasing our working capital and other business opportunities. The commercial paper outstanding on the date of this prospectus supplement bears interest at rates ranging from 3.88% to 4.30% with maturities extending until September 21, 2001.

                                 CAPITALIZATION

     The following table sets forth our debt and total capitalization at March 31, 2001, and pro forma after giving effect to the issuance of the notes described in this prospectus supplement and the application of the net proceeds therefrom as described under "Use of Proceeds." You should read this along with the "Use of Proceeds" section above and the historical financial statements and accompanying notes that we included in our 2000 Annual Report on Form 10-K for the year ended December 31, 2000 and in our quarterly report on Form 10-Q for the period ended March 31, 2001, which are incorporated by reference into this prospectus supplement. See "Where You Can Find More Information" in the accompanying prospectus.

                                           HISTORICAL
                                            MARCH 31,
                                              2001    ADJUSTMENTS   PRO FORMA
                                           ---------- -----------   ---------
                                                    ($ IN MILLIONS)
CURRENT DEBT:
  Current maturities of long-term debt .... $    306   $    300(1)  $    606
  Notes payable to Conrail ................      130                     130
                                            --------   --------     --------
    Total current debt ....................      436        300          736
                                            --------   --------     --------

LONG-TERM DEBT:
  Railway equipment obligations ...........      562                     562
  Notes ...................................    6,400       (500)(2)    6,150
                                                            250(3)
  Commercial paper ........................      180        200(4)       130
                                                           (250)(5)
  Capitalized leases ......................      308                     308
  Other ...................................      120                     120
  Discounts and Premiums, net .............      (35)                    (35)
                                            --------   --------     --------
    Total long-term debt ..................    7,535       (300)       7,235
                                            --------   --------     --------

STOCKHOLDERS' EQUITY:
  Common stock, $1.00 per share par value,
    1,350,000,000 shares authorized;
    405,913,657 shares issued .............      406                    406
  Additional paid-in capital ..............      399                    399
  Accumulated other
    comprehensive income ..................       (7)                    (7)
  Retained income .........................    5,104                  5,104
  Treasury stock, at cost,
    21,363,974 shares .....................      (20)                   (20)
                                            --------                --------
    Total stockholders' equity ............    5,882                   5,882
                                            --------                --------
    Total capitalization .................. $ 13,853   $     --     $ 13,853
                                            ========   ========     ========
TOTAL DEBT TO TOTAL CAPITALIZATION ........     57.5%                   57.5%
                                            ========                ========

----------
(1)  Net increase of $300 million in current maturities of long-term debt from
     (i) reclassification to current maturities of notes due May 1, 2002 ($500 million increase), and (ii) payment of notes due May 1, 2001 with commercial paper proceeds ($200 million decrease).

(2)  Reclassification to current maturities of notes due May 1, 2002.

(3) Increase in long-term debt from issuance of notes offered by this prospectus supplement.

(4)  Increase in commercial paper issued to pay notes due May 1, 2001.

(5) Decrease in commercial paper from use of proceeds from notes offered by this prospectus supplement.

                       SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table sets forth summary consolidated financial data derived from our historical consolidated financial statements. The financial information set forth below should be read in conjunction with the historical financial statements and accompanying notes that we included in our 2000 Annual Report on Form 10-K for the year ended December 31, 2000 and in our quarterly report on Form 10-Q for the period ended March 31, 2001, which are incorporated by reference into this prospectus supplement. See "Where You Can Find More Information" in the accompanying prospectus.

                                                         THREE MONTHS ENDED
                                                              MARCH 31,
                                                        --------------------
                                                         2001         2000
                                                        ------       -------
                                                            ($ IN MILLIONS,
                                                         EXCEPT PER SHARE DATA)
Railway operating revenues (1) .....................    $1,540       $ 1,508
Income (loss) from continuing operations ...........        61(2)        (48)(3)
Earnings (loss) per share from continuing
  operations, basic and diluted ....................      0.16(2)      (0.12)(3)

----------
(1) Effective October 1, 2000, Norfolk Southern adopted the consensus reached by the Emerging Issues Task Force of the Financial Accounting Standards Board concerning Issue No. 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent."The consensus presents indicators to consider in establishing the accounting for revenue. As a result of the application of this consensus, Norfolk Southern has reclassified to railway operating expenses certain charges that previously have been reported net with railway operating revenues. This change in reporting has no effect on net income. Prior period amounts have been reclassified to conform to the current presentation.

(2) Results for the three months ended March 31, 2001 included an additional after-tax gain of $13 million, or $0.03 per share, related to the 1998 sale of Norfolk Southern's motor carrier subsidiary. This noncash gain resulted from the reversal of reserves established at the time of the sale for indemnities provided as a part of the transaction. Including this gain, which was reported as "Discontinued operations," net income was $74 million and earnings per share, basic and diluted, were $0.19.

(3) Results for the three months ended March 31, 2000 included $101 million of workforce reduction costs, which reduced net income by $62 million and earnings per share, basic and diluted, by $0.16. These costs included pension expense associated with an early retirement program and costs for certain postemployment benefits due to some union employees who were furloughed. Excluding the effects of these costs, net income would have been $14 million and earnings per share, basic and diluted, would have been $0.04.


        RATIO OF EARNINGS TO FIXED CHARGES AND SELECTED FINANCIAL RATIOS

     For purposes of computing each ratio of earnings to fixed charges, "earnings" represents income before income taxes, plus interest expenses (including a portion of rental expenses representing an interest factor) and subsidiaries' preferred dividend requirements, less the equity in undistributed earnings of 20%-49% owned companies, net of dividends. "Fixed charges" represents interest expenses (including a portion of rental expense representing an interest factor) plus capitalized interest and subsidiaries' preferred dividend requirements on a pretax basis. "Earnings before income taxes" includes Norfolk Southern's share of Conrail's earnings before income taxes, net of equity in earnings of Conrail already included in Norfolk Southern's earnings. "Interest on indebtedness" includes Norfolk Southern's share of Conrail's interest on indebtedness.

          The following table sets forth the ratio of earnings to fixed charges and selected financial ratios for the periods indicated:

                           THREE MONTHS                 YEAR ENDED
                          ENDED MARCH 31,              DECEMBER 31,
                           -------------  -------------------------------------
                           2001  2000(1)  2000(2)  1999    1998    1997    1996
                           ----  ------   ------   ----    ----    ----    ----
Ratio of earnings to
  fixed charges ........   1.47    0.72    1.40    1.53    2.39    2.99    6.84
EBIT/Interest (3) ......   1.42    0.57    1.32    1.44    2.38    3.13    8.12
EBITDA/Interest (4) ....   2.57    1.74    2.52    2.63    3.52    4.39   10.69
Total debt to total
  capitalization .......   57.5%   58.3%   56.9%   58.0%   56.3%   57.9%   27.6%

----------

(1) First quarter 2000 pretax earnings included $101 million of workforce reduction costs, which reduced net income by $62 million. These costs included pension expense associated with early retirement programs and protective benefits related to other actions to reduce the workforce. Excluding the effects of these costs, the first quarter 2000 ratio of earnings to fixed charges would have been 1.24; EBIT/Interest would have been 1.15; and EBITDA/Interest would have been 2.32.

(2) Year 2000 pretax earnings included $165 million of workforce reduction costs, which reduced net income by $101 million. These costs included pension expense associated with early retirement programs, costs for voluntary separation programs and protective benefits related to other actions taken to reduce the workforce. Excluding the effects of these costs, the 2000 ratio of earnings to fixed charges would have been 1.62; EBIT/Interest would have been 1.56; and EBITDA/Interest would have been 2.76.

(3) For purposes of computing EBIT/interest, "EBIT" represents earnings before income taxes (including the earnings of motor carrier operations sold in March 1998 but excluding the gain on such sale) plus interest expense on indebtedness less equity in undistributed earnings of 20%-49% owned companies, net of dividends. "Interest" in the denominator includes interest on indebtedness, whether expensed or capitalized. "Earnings before income taxes" includes Norfolk Southern's share of Conrail's earnings before income taxes, net of equity in earnings of Conrail already included in Norfolk Southern's earnings. "Interest on indebtedness" includes Norfolk Southern's share of Conrail's interest on indebtedness.

(4) For purposes of computing EBITDA/interest, "EBITDA" represents earnings before income taxes (including the earnings of motor carrier operations sold in March 1998 but excluding the gain on such sale) plus interest expense on indebtedness less equity in undistributed earnings of 20%-49% owned companies, net of dividends, plus depreciation and amortization. "Interest" in the denominator includes interest on indebtedness, whether expensed or capitalized. "Earnings before income taxes" includes Norfolk Southern's share of Conrail's earnings before income taxes, plus interest expense on indebtedness. "Depreciation and amortization" includes Norfolk Southern's share of Conrail's depreciation and amortization and the additional depreciation and amortization recorded as part of Norfolk Southern's equity in earnings of Conrail. "Interest on indebtedness" includes Norfolk Southern's share of Conrail's interest on indebtedness. The Company has presented EBITDA because it is commonly used by investors to analyze and compare companies on the basis of operating performance. The Company believes EBITDA is helpful in understanding cash flow generated from operations that is available for debt service, taxes and capital expenditures. EBITDA should not be considered in isolation or as a substitute for net income or other consolidated statements of operations or cash flow data prepared in accordance with generally accepted accounting principles as a measure of the profitability or liquidity of the Company.


                            DESCRIPTION OF THE NOTES

GENERAL

     The notes will be senior debt issued under a supplement to an indenture, dated as of January 15, 1991, as supplemented by the First Supplemental Indenture, dated May 19, 1997, the Second Supplemental Indenture, dated April 26, 1999, the Third Supplemental Indenture, dated May 23, 2000, the Fourth Supplemental Indenture, dated February 6, 2001, and the Fifth Supplemental Indenture, dated July 5, 2001, and as amended or supplemented from time to time (the "Senior Indenture") between Norfolk Southern and U.S. Bank Trust National Association, formerly known as First Trust of New York National Association, as successor trustee (the "Trustee"). The following is a summary of the notes and certain provisions of the Senior Indenture and does not purport to be complete. Because the following is only a summary, it does not contain all information that you may find useful. Information in this section should be read in conjunction with the statements under "Description of Debt Securities" in the accompanying prospectus.

PRINCIPAL AMOUNT, MATURITY AND INTEREST

     We are issuing $250,000,000 of our notes which will mature on July 7, 2003. The notes will bear interest at three-month LIBOR plus .57%. The notes will initially be limited to $250,000,000 principal amount unless we "reopen" this issue of notes by issuing additional debt securities of the same series as the notes.

     We will pay interest quarterly in arrears on July 7, October 7, January 7 and April 7 of each year beginning October 7, 2001, each an interest payment date, and on the maturity date. If any of the quarterly interest payment dates listed above falls on a day that is not a business day, we will postpone the interest payment date to the next succeeding business day unless that business day is in the next succeeding calendar month, in which case the interest payment date will be the immediately preceding business day. Interest on the notes will be computed on the basis of a 360-day year for the actual number of days elapsed.

     Interest on the notes will accrue from, and including, July 5, 2001, to, but excluding the first interest payment date and then from, and including, the immediately preceding interest payment date to which interest has been paid or duly provided for to, but excluding, the next interest payment date or the maturity date, as the case may be. We will refer to each of these periods as an "interest period." The amount of accrued interest that we will pay for any interest period can be calculated by multiplying the face amount of the note by an accrued interest factor. This accrued interest factor is computed by adding the interest factor calculated for each day from July 5, 2001, or from the last date we paid interest to you, to the date for which accrued interest is being calculated. The interest factor for each day is computed by dividing the interest rate applicable to that day by 360.

     If the maturity date of the notes falls on a day that is not a business day, we will pay principal and interest on the next succeeding business day, but we will consider that payment as being made on the date that the payment was due to you. Accordingly no interest will accrue on the payment for the period from and after the maturity date to the date we make the payment to you on the next succeeding business day.

     The interest payable by us on a note on any interest payment date, subject to certain exceptions, will be paid to the person in whose name the note is registered at the close of business on the fifteenth calendar day, whether or not a business day, immediately preceding the interest payment date. However, interest that we pay on the maturity date, will be payable to the person to whom the principal will be payable. Interest and principal will be payable in U.S. dollars at the Trustee's New York corporate trust office, which is located at 100 Wall Street, Suite 1600, New York, New York 10005. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000. There will be no sinking fund payments for the notes.

     When we use the term "business day" we mean any day except a Saturday, a Sunday or a legal holiday in The City of New York on which banking institutions are authorized or required by law, regulation or executive order to close; provided, that the day is also a London business day. "London business day" means any day on which dealings in United States dollars are transacted in the London interbank market.

     The interest rate on the notes will be calculated by the calculation agent appointed by us and will be equal to LIBOR plus .57%. The calculation agent will reset the interest rate on each interest payment date, and on July 5, 2001, each of which we will refer to as an "interest reset date." The second London business day preceding an interest reset date will be the "interest determination date" for that interest reset date. The interest rate in effect on each day that is not an interest reset date will be the interest rate determined as of the interest determination date pertaining to the immediately preceding interest reset date. The interest rate in effect on any day that is an interest reset date will be the interest rate determined as of the interest determination date pertaining to that interest reset date.

     "LIBOR" will be determined by the calculation agent in accordance with the following provisions:

(a) With respect to any interest determination date, LIBOR will be the rate for deposits in United States dollars having a maturity of three months commencing on the first day of the applicable interest period that appears on Telerate Page 3750 as of 11:00 A.M., London time, on that interest determination date. If no rate appears, LIBOR, in respect to that interest determination date, will be determined in accordance with the provisions described in (b) below,

(b) With respect to an interest determination date on which no rate appears on Telerate Page 3750, as specified in (a) above, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the first day of the applicable interest period, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that interest determination date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in The City of New York, on the interest determination date by three major banks in The City of New York selected by the calculation agent for loans in United States dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; provided, however, that if the banks selected by the calculation agent are not providing quotations in the manner described by this sentence, LIBOR determined as of that interest determination date will be LIBOR in effect on that interest determination date.

     "Telerate Page 3750" means the display designated as "Page 3750" on Bridge Telerate, Inc., or any successor service, for the purpose of displaying the London interbank rates of major banks for United States dollars.

RANKING

     The notes will be senior unsecured obligations of Norfolk Southern and will rank equally with all of our other senior unsecured indebtedness. On a pro forma basis as of March 31, 2001, after giving effect to the offering of the notes, we would have $6,780 million of outstanding senior indebtedness (none of which is secured indebtedness) not including the debt of our subsidiaries. Because we are a holding company, the notes effectively will rank junior to all liabilities of our subsidiaries. As of March 31, 2001, total liabilities (other than intercompany liabilities) of our railroad subsidiaries were approximately $6,168 million and debt of our subsidiaries was approximately $1,217 million.

REDEMPTION

     We cannot redeem the notes before they mature.

COVENANTS

     The Senior Indenture will be supplemented to contain the covenants summarized below, which will be applicable (unless waived or amended) so long as any of the notes offered hereby is outstanding.

     LIMITATION ON LIENS ON STOCK OR INDEBTEDNESS OF PRINCIPAL SUBSIDIARIES. The Company will not, and will not permit any of its Subsidiaries to, create, assume, incur or suffer to exist any mortgage, pledge, lien, encumbrance, charge or security interest of any kind, other than a Purchase Money Lien, upon any stock or indebtedness, now owned or hereafter acquired, of any Principal Subsidiary, to secure any Obligation (other than the notes) of the Company, any Subsidiary or any other person, without in any such case making effective provision whereby all of the outstanding notes are secured on an equal and ratable basis with the obligations so secured. This restriction does not apply to any mortgage, pledge, lien, encumbrance, charge or security interest on any stock or indebtedness of a corporation existing at the time such corporation becomes a Subsidiary. This provision does not restrict any other property of the Company or its Subsidiaries. "Obligation" is defined as indebtedness for money borrowed or indebtedness evidenced by a bond, note, debenture or other evidence of indebtedness. "Purchase Money Lien" is defined as any mortgage, pledge, lien, encumbrance, charge or security interest of any kind upon any stock or indebtedness of any Principal Subsidiary acquired after the date any notes are first issued if such Purchase Money Lien is for the purpose of financing, and does not exceed, the cost to the Company or any Subsidiary of acquiring the indebtedness of such Principal Subsidiary and such financing is effected concurrently with, or within 180 days after, the date of such acquisition. "Principal Subsidiary" is defined as NSR. "Subsidiary" is defined as an entity a majority of the outstanding voting stock of which is owned, directly or indirectly, by the Company or one or more Subsidiaries, but does not include Conrail. The Senior Indenture does not prohibit the sale by the Company or any Subsidiary of any stock or indebtedness of any Subsidiary.

     LIMITATIONS ON FUNDED DEBT. The Senior Indenture provides that the Company will not permit any Restricted Subsidiary to incur, issue, guarantee or create any Funded Debt unless, after giving effect thereto, the sum of the aggregate amount of all outstanding Funded Debt of the Restricted Subsidiaries would not exceed an amount equal to 15% of Consolidated Net Tangible Assets.

     The limitation on Funded Debt will not apply to, and there will be excluded from Funded Debt in any computation under such restriction, Funded Debt secured by:

          (1) Liens on real or physical property of any corporation existing at the time such corporation becomes a Subsidiary;

          (2) Liens on real or physical property existing at the time of acquisition thereof incurred within 180 days of the time of acquisition thereof (including, without limitation, acquisition through merger or consolidation) by the Company or any Restricted Subsidiary;

          (3) Liens on real or physical property thereafter acquired (or constructed) by the Company or any Restricted Subsidiary and created prior to, at the time of, or within 270 days after such acquisition (including, without limitation, acquisition through merger or consolidation) (or the completion of such construction or commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of all or any part of the purchase price (or the construction price) thereof;

          (4)  Liens in favor of the Company or any Restricted Subsidiary;

          (5) Liens in favor of the United States of America, any State thereof or the District of Columbia, or any agency, department or other instrumentality thereof, to secure partial, progress, advance or other payments pursuant to any contract or provisions of any statute;

          (6) Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from federal income taxation pursuant to Section 103(b) of the Internal Revenue Code of 1954, as amended;

          (7) Liens securing the performance of any contract or undertaking not directly or indirectly in connection with the borrowing of money, the obtaining of advances or credit or the securing of Funded Debt if made and continuing in the ordinary course of business;

          (8) Liens incurred (no matter when created) in connection with the Company's or a Restricted Subsidiary's engaging in a leveraged or single-investor lease transaction; PROVIDED, HOWEVER, that the instrument creating or evidencing any borrowings secured by such Lien will provide that such borrowings are payable solely out of the income and proceeds of the property subject to such Lien and are not a general obligation of the Company or such Restricted Subsidiary;

          (9) Liens under workers' compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts or deposits to secure public or statutory obligations of the Company or any Restricted Subsidiary, or deposits of cash or obligations of the United States of America to secure surety, repletion and appeal bonds to which the Company or any Restricted Subsidiary is a party or in lieu of such bonds, or pledges or deposits for similar purposes in the ordinary course of business, or Liens imposed by law, such as laborers' or other employees', carriers', warehousemen's, mechanics', materialmen's and vendors' Liens and Liens arising out of judgments or awards against the Company or any Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary at the time shall be prosecuting an appeal or proceedings for review and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review, or Liens for taxes not yet subject to penalties for nonpayment or the amount or validity of which is being in good faith contested by appropriate proceedings by the Company or any Restricted Subsidiary, as the case may be, or minor survey exceptions, minor encumbrances, easement or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions or Liens on the use of real properties, which Liens, exceptions, encumbrances easements, reservations, rights and restrictions do not, in the opinion of the Company, in the aggregate materi-ally detract from the value of said properties or materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries;

          (10) Liens incurred to finance construction, alteration or repair of any real or physical property and improvements thereto prior to or within 270 days after completion of such construction, alteration or repair;

          (11) Liens incurred (no matter when created) in connection with a Securitization Transaction;

          (12) Liens on property (or any Receivable arising in connection with the lease thereof) acquired by the Company or a Restricted Subsidiary through repossession, foreclosure or liens proceeding and existing at the time of the repossession, foreclosure, or like proceeding;

          (13) Liens on deposits of the Company or a Restricted Subsidiary with banks (in the aggregate, not exceeding $50 million), in accordance with customary banking practice, in connection with the providing by the Company or a Restricted Subsidiary of financial accommodations to any Person in the ordinary course of business; or

          (14) any extension, renewal, refunding or replacement of the foregoing.

     The definitions set forth below apply only to the foregoing limitations on Funded Debt.

     "Consolidated Net Tangible Assets" means, at any date, the total assets appearing on the most recent consolidated balance sheet of the Company and Restricted Subsidiaries as at the end of the fiscal quarter of the Company ending not more than 135 days prior to such date, prepared in accordance with generally accepted accounting principles, less (1) all current liabilities (due within one year) as shown on such balance sheet, (2) applicable reserves, (3) investments in and advances to Securitization Subsidiaries and Subsidiaries of Securitization Subsidiaries that are consolidated on the consolidated balance sheet of the Company and its Subsidiaries, and (4) Intangible Assets and liabilities relating thereto.

     "Funded Debt" means (1) any indebtedness of a Restricted Subsidiary maturing more than 12 months after the time of computation thereof, (2) guarantees by a Restricted Subsidiary of Funded Debt or of dividends of others (except guarantees in connection with the sale or discount of accounts receivable, trade acceptances and other paper arising in the ordinary course of business), (3) all preferred stock of such Restricted Subsidiaries, and (4) all Capital Lease Obligations (as defined in the Senior Indenture) of a Restricted Subsidiary.

     "Indebtedness" means, at any date, without duplication, (1) all obligations for borrowed money of a Restricted Subsidiary or any other indebtedness of a Restricted Subsidiary, evidenced by bonds, debentures, notes or other similar instruments, and (2) Funded Debt, except such obligations and other indebtedness of a Restricted Subsidiary and Funded Debt, if any, incurred as a part of a Securitization Transaction.

     "Intangible Assets" means at any date, the value (net of any applicable reserves) as shown on or reflected in the most recent consolidated balance sheet of the Company and the Restricted Subsidiaries as at the end of the fiscal quarter of the Company ending not more than 135 days prior to such date, prepared in accordance with generally accepted accounting principles, of: (1) all trade names, trademarks, licenses, patents, copyrights, service marks, goodwill and other like intangibles; (2) organizational and development costs;
(3) deferred charges (other than prepaid items, such as insurance, taxes, interest, commissions, rents, deferred interest waiver, compensation and similar items and tangible assets being amortized); and (4) unamortized debt discount and expense, less unamortized premium.

     "Liens" means such pledges, mortgages, security interests and other liens, including purchase money liens, on property of the Company or any Restricted Subsidiary which secure Funded Debt.

     "Receivables" mean any right of payment from or on behalf of any obligor, whether constituting an account, chattel paper, instrument, general intangible or otherwise, arising, either directly or indirectly, from the financing by the Company or any Subsidiary of the Company of property or services, monies due thereunder, security interests in the property and services financed thereby and any and all other related rights.

     "Restricted Subsidiary" means each Subsidiary of the Company other than Securitization Subsidiaries and Subsidiaries of Securitization Subsidiaries.

     "Securitization Subsidiary" means a Subsidiary of the Company (1) which is formed for the purpose of effecting one or more Securitization Transactions and engaging in other activities reasonably related thereto and (2) as to which no portion of the Indebtedness (as defined in the Senior Indenture) or any other obligations (a) is guaranteed by any Restricted Subsidiary, or (b) subjects any property or assets of any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to any lien, other than pursuant to representations, warranties and covenants (including those related to servicing) entered into in the ordinary course of business in connection with a Securitization Transaction and inter-company notes and other forms of capital or credit support relating to the transfer or sale of Receivables or asset-backed securities to such Securitization Subsidiary and customarily necessary or desirable in connection with such transactions.

     "Securitization Transaction" means any transaction or series of transactions that have been or may be entered into by the Company or any of its Subsidiaries in connection with or reasonably related to a transaction or series of transactions in which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (1) a Securitization Subsidiary or (2) any other Person, or may grant a security interest in, any Receivables or asset-backed securities or interest therein (whether such Receivables or securities are then existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto, including, without limitation, all security interests in the property or services financed thereby, the proceeds of such Receivables or asset-backed securities and any other assets which are sold in respect of which security interests are granted in connection with securitization transactions involving such assets.

BOOK-ENTRY SYSTEM

     The following are summaries of certain rules and operating procedures of DTC that affect the payment of principal and interest and the transfers of interests in the global notes. Upon issuance, the notes will be issued only in the form of one or more definitive global securities which will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC. Unless and until it is exchanged in whole or in part for notes in definitive form under the limited circumstances described below, a global note may not be transferred except as a whole (1) by DTC to a nominee, (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

     Ownership of beneficial interests in a global note will be limited to persons that have accounts with DTC for such global note ("participants") or persons that may hold interests through participants. Upon the issuance of a global note, DTC will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the notes represented by such global note beneficially owned by such participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may limit or impair the ability to own, transfer or pledge beneficial interests in the global notes.

     So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global note for all purposes under the Senior Indenture. Except as set forth below, owners of beneficial interests in a global note will not be entitled to have notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of such notes in certificated form and will not be considered the registered owners or holders thereof under the Senior Indenture. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Senior Indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global note desires to give or take any action that a holder is entitled to give or take under the Senior Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or to take such action or would otherwise act upon the instructions of beneficial owners holding through them.

     Principal and interest payments on interests represented by a global note will be made to DTC or its nominee, as the case may be, as the registered owner of such global note. None of Norfolk Southern, the Trustee or any other agent of Norfolk Southern or agent of the Trustee will have any responsibility or liability for any facet of the records relating to or payments made on account of beneficial ownership of interests. We expect that DTC, upon receipt of any payment of principal or interest in respect of a global note, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such global note as shown on the records of DTC. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing customer instructions and customary practice, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     If DTC is at any time unwilling or unable to continue as depository for the notes, and we fail to appoint a successor depository registered as a clearing agency under the Securities Exchange Act of 1934 (the "Exchange Act") within 90 days, we will issue notes in definitive form in exchange for the respective global notes. Any notes issued in definitive form in exchange for the global notes will be registered in such name or names, and will be issued in denominations of $1,000 and integral multiples of $1,000, as DTC shall instruct the Trustee. It is expected that such instructions will be based upon directions received by DTC from participants with respect to ownership of beneficial interests in the global notes.

     DTC is a limited purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the notes will be made by the underwriter in immediately available funds. All payments of principal and interest in respect of the notes will be made by us in immediately available funds.

     The notes will trade in DTC's Same-Day Funds Settlement System until maturity and secondary market trading activity in the notes will settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

FURTHER ISSUES

     We may from time to time, without notice to or the consent of the registered holders of the notes, create and issue further notes ranking PARI PASSU with the notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) and so that such further notes may be consolidated and form a single series with the notes and have the same terms as to status, redemption or otherwise as the notes.

ADDITIONAL TERMS

     For additional important information about the notes, see "Description of Debt Securities" in the accompanying prospectus. That information includes:

          o    additional information on the terms of the notes;

          o    general information on the Senior Indenture and Trustee;

          o a description of the limitation on consolidation, merger and sale of assets; and

          o    a description of events of default under the Senior Indenture.

                                  UNDERWRITING

     Under the terms and subject to the conditions set forth in an underwriting agreement dated June 29, 2001, we have agreed to sell to Merrill Lynch, Pierce, Fenner & Smith Incorporated (the underwriter), and the underwriter has agreed to purchase from us, $250,000,000 aggregate principal amount of floating rate senior notes due 2003.

     The underwriter has agreed to purchase all of the notes being sold under the underwriting agreement, if any of these notes are purchased.

     We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

     The underwriter is offering the notes, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officer's certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

     The underwriter has advised us that it proposes initially to offer the notes to the public at the public offering prices set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of .15% of the principal amount of the notes. The underwriter may allow, and such dealers may reallow, a discount not in excess of
 .10% of the principal amount of the notes to certain other dealers. After the initial public offering, the public offering price, concession and discount for the notes may be changed.

NEW ISSUE OF NOTES

     The notes are a new issue of securities, and there is currently no established trading market for them. In addition, we do not intend to apply for the notes to be listed on any securities exchange or to arrange for them to be quoted on any quotation system. The underwriter has advised us that it intends to make a market in the notes, but it is not obligated to do so. The underwriter may discontinue any market making in the notes at any time without notice. We can give you no assurances as to the liquidity of, or any trading market for, the notes.

PRICE STABILIZATION AND SHORT POSITION

     In connection with this offering, the underwriter is permitted to engage in certain transactions that stabilize the price of the notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the underwriter creates a short position in the notes in connection with this offering, I.E., if it sells a greater aggregate principal amount of notes than is set forth on the cover of this prospectus supplement, the underwriter may reduce that short position by purchasing notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriter make any representation that the underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     In the ordinary course of its business, the underwriter or its affiliates from time to time have provided and may continue to provide commercial and investment banking and other financial services to us.

     We estimate that the total expense of the offering, excluding underwriting discounts and commissions, will be approximately $150,000.

                                  LEGAL MATTERS

     The validity of the notes will be passed upon for us by Joseph C. Dimino, Esq., General Counsel-Corporate of the Company, Norfolk, Virginia (or by such other senior corporate counsel as may be designated by us). Mr. Dimino, in his capacity as General Counsel-Corporate for us, is a participant in various employee benefit and incentive plans, including stock option plans, offered to employees of the Company. Certain legal matters relating to the offering of the notes will be passed upon for the underwriter by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP may rely as to certain matters of Virginia law on the opinion of Joseph C. Dimino, Esq., General Counsel-Corporate for us (or such other senior corporate counsel as may be designated by us). Skadden, Arps, Slate, Meagher & Flom LLP has from time to time provided and may continue to provide legal advice and services to us.

PROSPECTUS

$1,000,000,000


NORFOLK SOUTHERN CORPORATION

Common Stock,  Preferred Stock,  Depositary  Shares and Debt Securities

NORFOLK SOUTHERN CAPITAL TRUST I

Trust Preferred Securities (fully and unconditionally guaranteed on a subordinated basis, as described herein, by Norfolk Southern Corporation)
--------------------------------------------------------------------------------


     The following are types of securities that Norfolk Southern Corporation (the "Company," "Norfolk Southern," "us" or "we") may offer and sell from time to time in one or more offerings under this prospectus:


                             o  common stock
                             o  preferred stock
                             o  depositary shares
                             o  debt securities

     In addition, Norfolk Southern, in conjunction with its newly created trust subsidiary Norfolk Southern Capital Trust I (the "Trust"), may offer and sell:


                             o trust preferred securities and related guarantees

     The total offering price of these securities, in the aggregate, will not exceed $1,000,000,000. Norfolk Southern and/or the Trust may offer these securities separately or as units which may include other securities. Norfolk Southern and/or the Trust will provide the specific terms of any securities actually offered for sale in one or more supplements to this prospectus. You should read this prospectus and the supplements carefully before you decide to invest in any of these securities.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.


                  The date of this prospectus is April 3, 2001.

                                TABLE OF CONTENTS

                                                                            PAGE
About this Prospectus.......................................................  3

Where You Can Find More Information.........................................  4

Incorporation by Reference..................................................  4

Certain Forward-Looking Statements..........................................  4

Norfolk Southern Corporation................................................  5

Norfolk Southern Capital Trust I............................................  5

Use of Proceeds.............................................................  7

Ratio of Earnings to Fixed Charges..........................................  7

The Securities We May Offer.................................................  7

Description of Capital Stock................................................  7

Description of the Depositary Shares........................................ 10

Description of Debt Securities.............................................. 12

Description of the Trust Preferred Securities............................... 16

Description of the Trust Preferred Securities Guarantees.................... 18

Effect of Obligations under the Trust Preferred Securities Guarantee and the Subordinated Debt Securities...................................... 20

Plan of Distribution........................................................ 21

Legal Opinions.............................................................. 22

Experts..................................................................... 22

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a "shelf" registration statement that we and the Trust have filed jointly with the Securities and Exchange Commission ("SEC"). By using a shelf registration statement, we and/or the Trust may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus in a dollar amount that does not exceed $1,000,000,000. For further information about the Company's business, the Trust and the securities, you should refer to this registration statement and its exhibits. The exhibits to the registration statement and the documents incorporated by reference in the registration statement contain the full text of certain contracts and other important documents summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities that we and/or the Trust may offer, you should review the full text of these documents. The registration statement can be obtained from the SEC as indicated under the heading "Where You Can Find More Information."

     No separate financial statements of the Trust are included in this prospectus. The Company and the Trust do not consider that such financial statements would be material to holders of the trust preferred securities because the Trust is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets certain subordinated debt securities (as more fully described below under the heading "Norfolk Southern Capital Trust I") of the Company and issuing the trust preferred securities and the Trust's common securities.

     Furthermore, taken together, the Company's obligations under

     o the series of subordinated debt securities issued by the Company in connection with an issuance of trust preferred securities by the Trust,

     o the indenture under which those subordinated debt securities will be issued,

     o  the Declaration (as defined below) and

     o  the trust preferred securities guarantee

provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the trust preferred securities. For a more detailed discussion see "Norfolk Southern Capital Trust I," "Description of the Trust Preferred Securities," "Description of the Debt Securities," "Description of the Trust Preferred Securities Guarantees" and "Effect of Obligations under the Trust Preferred Securities Guarantee and the Subordinated Debt Securities." In addition, the Company does not expect that the Trust will be filing reports with the SEC under the Securities Exchange Act of 1934.

     This prospectus provides you with only a general description of the securities that we and/or the Trust may offer. Each time we and/or the Trust sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading "Where You Can Find More Information."

                             ----------------------

     You should rely only on the information contained or incorporated by reference in this prospectus and the prospectus supplement. Neither we nor the Trust has authorized anyone to provide you with different information. If anyone does provide you with different or inconsistent information, you should not rely on it. Neither we nor the Trust will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and incorporated by reference in this prospectus, is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. You should rely only on the information contained or incorporated by reference in this prospectus and the prospectus supplement. Neither we nor the Trust has authorized anyone to provide you with different information. If anyone does provide you with different or inconsistent information, you should not rely on it. Neither we nor the Trust will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and incorporated by reference in this prospectus, is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You also may read and copy any document we file with the SEC at the SEC's public reference rooms at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; Seven World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 5000 West Madison Street (Suite 1400), Chicago, Illinois 60601. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. Our common stock is listed and traded on the New York Stock Exchange (the "NYSE"). You may also inspect the information we file with the SEC at the NYSE, 20 Broad Street, New York, New York 10005.

                           INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" the information in documents we file with it. This means that we can disclose important information to you by referring you to those documents. Any information we incorporate in this manner is considered part of this prospectus. Any information we file with the SEC after the date of this prospectus automatically will update and supersede information contained in this prospectus.

     We incorporate by reference the following documents that we have filed with the SEC:

     o  Annual Report on Form 10-K for the year ended December 31, 2000;

     o Current Reports on Form 8-K, dated January 23, 2001, January 26, 2001, February 6, 2001 and February 6, 2001;

     o Registration Statement on Form 8-B, dated April 23, 1982, describing our common stock, including any amendments or reports filed for the purpose of updating such description; and

     o Registration Statement on Form 8-A, dated September 26, 2000, describing our preferred stock purchase rights plan, including any amendments or reports filed for the purpose of updating such description.

     We also incorporate by reference any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the end of the offering of the securities under this prospectus.

     You may request a copy of any filings referred to above (including exhibits), at no cost, by contacting us at the following address: Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510-9219,
Attention: Corporate Secretary, telephone number: (757) 629-2680.


                       CERTAIN FORWARD-LOOKING STATEMENTS

     This prospectus (including the documents incorporated by reference herein) contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and information relating to
Norfolk Southern that is based on the beliefs of management as well as assumptions made by, and information currently available to, the management of Norfolk Southern. When used in this prospectus or any prospectus supplement, the words "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to Norfolk Southern or the management of Norfolk Southern, identify forward-looking statements. Such statements, which include, without limitation, the matters set forth herein or in any prospectus supplement under the caption "Norfolk Southern Corporation," reflect the views of the Company with respect to future events over which the Company has no or incomplete control. In addition, realization of the expected outcomes is subject to certain risks. These forward-looking statements also are subject to uncertainties  and  assumptions  relating  to  the  operations  and  results  of operations of Norfolk Southern. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein, or in any prospectus supplement, as anticipated, believed, estimated, expected, intended (or words of similar import).


                          NORFOLK SOUTHERN CORPORATION

     Norfolk Southern, a Virginia-based holding company, was incorporated on July 23, 1980 under the laws of the Commonwealth of Virginia. In 1982, Norfolk Southern acquired control of Southern Railway Company ("Southern") and Norfolk and Western Railway Company ("NW"). Effective December 31, 1990, Southern changed its name to Norfolk Southern Railway Company ("NSR"), and Norfolk Southern transferred all common stock of NW to NSR (making NW a wholly owned subsidiary of NSR). Effective September 1, 1998, NW was merged with and into
NSR. NSR, with its consolidated subsidiaries, primarily engages in the transportation of freight by rail in a single interterritorial system that extends over approximately 21,800 miles of road in 22 states, in the District of Columbia and in the Province of Ontario, Canada. Norfolk Southern's noncarrier subsidiaries engage principally in telecommunications, the acquisition and subsequent leasing of coal, oil, gas and timberlands, the development of commercial real estate and the leasing or sale of rail property and equipment.

     As more particularly detailed in the various filings we have incorporated by reference herein, Norfolk Southern and CSX Corporation ("CSX") secured the approval of the Surface Transportation Board, successor to the Interstate Commerce Commission, to own and control Conrail Inc. ("Conrail"), the principal subsidiary of which is Consolidated Rail Corporation ("CRC"), a common carrier that offers rail transportation services in the Northeast. Through a jointly owned entity, Norfolk Southern and CSX own the stock of Conrail. On June 1, 1999, Norfolk Southern and CSX, through their respective railroad subsidiaries, began operating separate portions of Conrail's rail routes and assets. Substantially all such assets are owned by two wholly owned subsidiaries of CRC; one of those subsidiaries, Pennsylvania Lines LLC ("PRR"), has entered into various operating and leasing arrangements with NSR. Certain rail assets still are owned by CRC, which operates them for the joint and exclusive benefit of and use by NSR and the rail subsidiary of CSX.

     Our executive offices are located at Three Commercial Place, Norfolk, Virginia 23510-2191, and our telephone number is (757) 629-2600. Unless the context indicates otherwise, references to "Norfolk Southern" or the "Company" are references to Norfolk Southern Corporation and its consolidated subsidiaries.


                        NORFOLK SOUTHERN CAPITAL TRUST I

     The Trust is a statutory business trust created under Delaware law pursuant to:

     o the declaration of trust executed by the Company, as sponsor of the Trust and

     o  a certificate of trust filed with the Delaware Secretary of State.

     The declaration of trust will be amended and restated in its entirety (as so amended and restated, the "Declaration") substantially in the form filed as an exhibit to the registration statement of which this prospectus forms a part.

     The Declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

     The Trust may offer to the public, from time to time, trust preferred securities representing preferred beneficial interests in itself.

     The Trust exists for the exclusive purposes of:

     o  issuing  and  selling  its  common   securities   and  trust   preferred
        securities,

     o using the proceeds from the sale of those common securities and trust preferred securities to acquire a series of subordinated debt securities issued by the Company and

     o engaging in only those other activities necessary or incidental to the above activities (such as registering the transfer of the common securities and the trust preferred securities).

     The Trust will sell common securities representing undivided beneficial ownership interests in itself to the Company and trust preferred securities representing undivided beneficial ownership interests in itself to the public.

     When the Trust sells its trust preferred securities to the public it will use the money it receives, together with the money it receives from the sale of its common securities, to buy a series of the Company's subordinated debt securities. The payment terms of those subordinated debt securities will be virtually the same as the terms of the Trust's trust preferred securities.

     The Trust will own only the applicable series of subordinated debt securities it purchases from the Company with the money it receives from the sale of its common securities and trust preferred securities. The only source of funds for the Trust will be the payments it receives from the Company on those subordinated debt securities. The Trust will use those funds to make cash payments to holders of the trust preferred securities.

     The Trust will also have the right to be reimbursed by the Company for certain expenses.

     All of the common securities of the Trust will be owned by the Company. The common securities of the Trust will rank equally, and payments will be made on such securities pro rata, with the trust preferred securities of the Trust, except that upon the occurrence and continuance of an event of default under the Declaration resulting from an event of default under the subordinated indenture, the rights of the Company, as holder of the common securities, to payment in respect of distributions and payments upon liquidation or redemption will be subordinated to the rights of the holders of the trust preferred securities. See "Description of the Trust Preferred Securities." The Company will acquire common securities in an aggregate liquidation amount equal to not less than 3% of the total capital of the Trust.

     The prospectus supplement relating to any trust preferred securities will contain the details of the cash distributions to be made periodically to the holders of the trust preferred securities.

     Under certain circumstances, the Company may redeem the subordinated debt securities which it sold to the Trust. If the Company does this, the Trust will redeem a like amount of the trust preferred securities which it sold to the public and the common securities which it sold to the Company.

     Under certain circumstances the Company may terminate the Trust and cause the subordinated debt securities sold to the Trust to be distributed to the holders of the related trust preferred securities. If this happens, owners of those trust preferred securities will no longer have any interest in the Trust and will only own the subordinated debt securities.

     Unless otherwise specified in the applicable prospectus supplement:

     o The Trust will have a term of approximately 40 years from the date it issues its common securities and trust preferred securities, but may terminate earlier as provided in the Declaration.

     o  The Trust's business and affairs will be conducted by its trustees.

     o The trustees will be appointed by the Company as holder of the Trust's common securities.

     o The duties and obligations of the trustees are governed by the Declaration.

     o The trustees will be U.S. Bank Trust National Association, as the institutional trustee and as the Delaware trustee, and one or more regular trustees who are employees or officers of or affiliated with the Company. The institutional trustee will act as sole indenture trustee under the Declaration for purposes of compliance with the Trust Indenture Act. The institutional trustee will also act as trustee under the guarantees and the subordinated indenture. See "Description of the Trust Preferred Securities Guarantees" and "Description of Debt Securities."

     o The Company will pay all fees and expenses related to the Trust and the offering of the trust preferred securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the Trust.

     o No amendment or modification may be made to the Declaration which would adversely affect the rights or preferences of the common securities and trust preferred securities without the approval of the majority in liquidation amount of the common securities and trust preferred securities (which may be only the trust preferred securities or common securities of such trust if only that class is affected).

     The principal executive office of the Trust is Three Commercial Place, Norfolk, Virginia 23510 and its telephone number is (757) 629-2600.


                                 USE OF PROCEEDS

     Unless the accompanying prospectus supplement indicates otherwise, we expect to use the net proceeds we receive from any offering of these securities for our general corporate purposes, including the redemption and refinancing of outstanding indebtedness, acquisitions, increasing our working capital and other business opportunities.


                       RATIO OF EARNINGS TO FIXED CHARGES

     For  purposes  of  computing  each  ratio of  earnings  to  fixed  charges,
"earnings"  represents  income  before  income  taxes,  plus  interest  expenses
(including a portion of rental expenses representing an interest factor) and subsidiaries' preferred dividend requirements, less the equity in undistributed earnings of 20%-49% owned companies, net of dividends. "Fixed charges" represents interest expenses (including a portion of rental expense representing an interest factor) plus capitalized interest and subsidiaries' preferred dividend requirements on a pretax basis.

     The following table sets forth the ratio of earnings to fixed charges for each period indicated:

                                                   YEAR ENDED DECEMBER 31
                                           -----------------------------------
                                           2000(1)   1999    1998   1997   1996
                                           ------    ----    ----   ----   ----
Ratio of earnings to fixed charges          1.40     1.53    2.39   2.99   6.84



----------

(1) Year 2000 pretax earnings included $165 million of workforce reduction costs, which reduced net income by $101 million. These costs included pension expense associated with early retirement programs, costs for voluntary separation programs and protective benefits related to other actions taken to reduce the workforce. Excluding the effects of these costs, the 2000 ratio of earnings to fixed charges would have been 1.62.


                           THE SECURITIES WE MAY OFFER

     We may sell from time to time, in one or more offerings, common stock, preferred stock, depositary shares and debt securities and/or the Trust may sell from time to time, in one or more offerings, one series of trust preferred securities (fully and unconditionally guaranteed on a subordinated basis by the Company) in a dollar amount that does not exceed $1,000,000,000. This prospectus contains only a summary of the securities we may offer. The specific terms of any securities actually offered for sale, together with the terms of that offering, the initial price and the net proceeds to the Company and/or the Trust from the sale of such securities, will be set forth in an accompanying prospectus supplement. That prospectus supplement also will contain information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed. This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.


                          DESCRIPTION OF CAPITAL STOCK

     The following summary of our common stock and preferred stock is not meant to be a complete description. For more information, you also should refer to our Restated Articles of Incorporation (the "Articles of Incorporation"), our Bylaws (the "Bylaws"), the Virginia Stock Corporation Act (the "Virginia Act") and the Rights Agreement (the "Rights Agreement"), dated as of September 26, 2000, between Norfolk Southern and The Bank of New York. Under the Articles of Incorporation, our authorized capital stock consists of 1,350,000,000 shares of common stock, par value $1.00 per share, and 25,000,000 shares of preferred stock, without par value. We will describe the specific terms of any common stock or preferred stock we may offer in a prospectus supplement. The specific terms we describe in a prospectus supplement may differ from the terms we describe below.

COMMON STOCK

     As of February 28, 2001, Norfolk Southern had 384,491,145 shares of common stock issued and outstanding. For all matters submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share registered in his or her name on the books of the Company. Our common stock does not have cumulative voting rights. As a result, subject to the voting rights of any outstanding preferred stock (of which there currently is none), the persons who hold 50% or more of the outstanding common stock entitled to elect members of the board of directors (the "Board"), can elect all of the directors who are up for election in a particular year.

     If the Board declares a dividend, common stockholders will receive payments from the funds of Norfolk Southern that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we may grant to the persons who hold preferred stock, if any is issued. If Norfolk Southern is dissolved, the holders of common stock will be entitled to share ratably in all the assets that remain after we pay (i) our liabilities and (ii) any amounts we may owe to the persons who hold our preferred stock, if any is issued. Common stockholders do not have preemptive rights, and they have no right to convert their common stock into any other securities. All outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.

     The transfer agent and registrar for our common stock is The Bank of New York.

PREFERRED STOCK

     No shares of preferred stock are issued or outstanding. However, 600,000 shares of preferred stock designated as "Series A Junior Participating Preferred Stock" are authorized and reserved for issuance in connection with the Rights Agreement described below. Our Articles of Incorporation authorize the Board to issue preferred stock in one or more series and to determine the liquidation preferences, voting rights, dividend rights, conversion rights and redemption rights of each such series. The ability of the Board to issue and set the terms of preferred stock could make it more difficult for a third person to acquire control of Norfolk Southern. The Board has the authority to fix the following terms of any series of preferred stock, each of which will be set forth in the related prospectus supplement:

     o  the designation of the series;

     o  the number of shares offered;

     o  the initial offering price;

     o the dividend rate, the dividend periods, the dates payable and whether dividends will be cumulative or noncumulative;

     o  the voting rights;

     o  any redemption or sinking fund provisions;

     o  any conversion or exchange provisions;

     o  whether the shares will be listed on a securities exchange;

     o the liquidation preference, and other rights that arise upon the liquidation, dissolution or winding-up of Norfolk Southern; and

     o any other rights, preferences and limitations that pertain to the series.

     Norfolk Southern will designate the transfer agent and registrar for each series of preferred stock in the prospectus supplement.

RIGHTS TO PURCHASE SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

     On September 26, 2000, the Board adopted the Rights Agreement and declared a dividend of one right for each share of common stock outstanding as of October 16, 2000. Each right entitles the holder to purchase one one-thousandth
(1/1000th) of a share of a new series of preferred stock of the Company designated as "Series A Junior Participating Preferred Stock" at an exercise price of $85.00. Rights are only exercisable (under certain circumstances specified in the Rights Agreement) when there has been a distribution of the rights (and such rights are no longer redeemable by the Company). A distribution of the rights would occur upon the earlier of: (i) 10 business days (or such later date as the Board shall determine) following a public announcement that any person or group has acquired beneficial ownership of 15% or more of the outstanding shares of common stock, other than as a result of repurchases of stock by the Company or through inadvertence by certain institutional stockholders or (ii) 10 business days (or such later date as the Board shall determine) following the commencement of a tender offer or exchange offer that would result in any person or group acquiring beneficial ownership of 15% or more of the outstanding shares of common stock.

     The rights will expire at 5:00 P.M. (New York City time) on September 26, 2010, unless such date is extended or the rights are earlier redeemed or exchanged by the Company. Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, no right to vote or to receive dividends.

     If any person or group acquires 15% or more of the Company's outstanding common stock, the "flip-in" provision of the rights will be triggered and the rights will entitle a holder (other than such person or any member of such group, as such rights will be null and void) to acquire a number of additional shares of the Company's common stock having a market value of twice the exercise price of each right. In the event the Company is involved in a merger or other business combination transaction, each right will entitle its holder to purchase, at the right's then-current exercise price, a number of shares of the acquiring company's common stock having a market value at that time of twice the rights' exercise price.

     Any of the provisions of the Rights Agreement may be amended by the Board prior to the distribution of the rights. After such distribution, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of rights or to shorten or lengthen any time period under the Rights Agreement. The foregoing notwithstanding, no amendment may be made at such time as the rights are not redeemable.

     The existence of the Rights Agreement and the rights is intended to deter coercive or partial offers which will not provide fair value to all stockholders and to enhance the Board's ability to represent all stockholders and thereby maximize stockholder value.

CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION

     Our Articles of Incorporation contain certain provisions that, in effect, may delay, deter or prevent a third person from acquiring control of Norfolk Southern. Under the Articles of Incorporation, the Board consists of three classes of directors; each class serves a staggered three-year term, and each such term ends in a successive year. This provision may make it more difficult for a third person to acquire control of Norfolk Southern since it normally would require two annual stockholders' meetings in order for a potential acquiror to elect a majority of the directors. Because it may take a relatively long period of time for potential acquirors to obtain control, they may be less likely to initiate a proxy contest to elect directors or purchase a substantial block of Norfolk Southern's common stock. These provisions, together with certain terms of preferred stock noted above, could cause our common stock to trade at a lower price than if these provisions did not exist.

CERTAIN PROVISIONS OF THE VIRGINIA STOCK CORPORATION ACT

     The Virginia Act contains certain anti-takeover provisions regarding, among other things, affiliated transactions and control share acquisitions. In general, the Virginia Act's affiliated transactions provisions prevent a Virginia corporation from engaging in an "affiliated transaction" (as defined in the Virginia Act) with an "interested shareholder" (generally defined as a person owning more than 10% of any class of voting securities of the corporation) unless approved by a majority of the "disinterested directors" (as defined in the

Virginia Act) and the holders of at least two thirds of the outstanding voting stock not owned by the interested shareholder, subject to certain exceptions.

     Under the control share acquisition provisions of the Virginia Act, shares acquired in a "control share acquisition," generally defined as transactions that increase the voting strength of the person acquiring such shares above certain thresholds in elections of directors generally, have no voting rights unless they are granted by a majority of the outstanding voting stock not owned by such acquiring person or by an employee-director of the company. If such voting rights are granted and the acquiring person controls 50% or more of the voting power, all shareholders, other than the acquiring person, are entitled to receive "fair value" (as defined in the Virginia Act) for their shares. If such voting rights are not granted, the corporation may, if authorized by its articles of incorporation or bylaws, purchase the acquiring person's shares at their cost to the acquiring person. A Virginia corporation has the right to "opt out" of the control share acquisition statute. Although Norfolk Southern has not done so, its Board at any time and without stockholder approval could "opt out" of the statute.


                      DESCRIPTION OF THE DEPOSITARY SHARES

     Norfolk Southern may elect to offer fractional shares of preferred stock rather than full shares of preferred stock. If so, Norfolk Southern will issue receipts for these "depositary shares," each of which will represent a fraction of a share of a particular series of preferred stock. Each holder of a depositary share will be entitled, in proportion to the fraction of preferred stock represented by that depositary share, to the rights and preferences of the preferred stock, including any dividend, voting, redemption, conversion and liquidation rights. Norfolk Southern will enter into an agreement (the "Deposit Agreement") with a depositary, which will be named in the related prospectus supplement, and with the holders of the "depositary receipts" that represent the depositary shares.

     The following summary of the depositary shares is not meant to be complete. For more information, you should refer to the Deposit Agreement, to the depositary receipts and the certificate of designation of the series of preferred stock that underlies that series of depositary shares and to the related prospectus supplement. A form of Deposit Agreement, depositary receipt and certificate of designation will be filed as exhibits to, or incorporated by reference into, the registration statement before we issue depositary receipts.

GENERAL

     In order to issue depositary shares, Norfolk Southern will issue preferred stock, and immediately deposit these shares with the depositary. The depositary then will issue and deliver depositary receipts to the persons who purchase depositary shares. The depositary will issue depositary receipts in a form that reflects whole depositary shares, and each may evidence any number of whole depositary shares.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The depositary will distribute all cash and non-cash distributions it receives, with respect to the underlying preferred stock, to the record holders of depositary shares in proportion to the number of depositary shares they hold. In the case of non-cash distributions, the depositary may determine that the distribution cannot be made proportionately or that it may not be feasible to make the distribution. If so, the depositary will, with our approval, adopt a method it deems equitable and practicable to effect the distribution, including the sale (public or private) of the securities or other non-cash property it receives in the distribution at a place and on terms it deems proper. Norfolk Southern or the depositary may reduce the amount it distributes in order to pay taxes or other governmental charges.

REDEMPTION OF DEPOSITARY SHARES

     If Norfolk Southern redeems the series of preferred stock that underlies the depositary shares, the depositary will redeem the depositary shares from the proceeds it receives from the redemption of the preferred stock it holds. The depositary will redeem the number of depositary shares that represent the amount of underlying preferred stock that Norfolk Southern redeemed. The redemption price per depositary share will be in proportion to the redemption price per share that Norfolk Southern paid for the underlying preferred stock. If Norfolk Southern redeems less than all the depositary shares, the depositary will select by lot, or by some substantially equivalent method, which depositary shares to redeem.

     After a redemption date is fixed, the depositary shares to be redeemed no longer will be considered outstanding. The rights of the holders of the depositary shares will cease, except the right to receive money or other property they are entitled to receive upon the redemption. In order to redeem their depositary shares, holders will surrender their depositary receipts to the depositary. If Norfolk Southern deposits funds with the depositary to redeem depositary shares, and the holders fail to redeem their receipts, the money will be returned to Norfolk Southern within two years from the date the funds are deposited.

VOTING THE PREFERRED STOCK

     When Norfolk Southern notifies the depositary about any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information to the record holders of depositary shares related to that preferred stock. Each record holder of such depositary shares on the record date (which will be the same date as the record date for the related preferred stock) will be entitled to instruct the depositary how to vote the shares of preferred stock represented by that holder's depositary shares. The depositary will try to vote the preferred stock represented by the depositary shares in accordance with these instructions, provided the depositary receives these instructions sufficiently in advance of the meeting. Norfolk Southern will take all reasonable action necessary to provide the depositary with sufficient notice of any meeting. If the depositary does not receive instructions from the holders of the depositary shares, the depositary will abstain from voting the preferred stock that underlies those depositary shares.

WITHDRAWAL OF PREFERRED STOCK

     When a holder surrenders depositary receipts at the corporate trust office of the depositary, and pays any necessary taxes, charges or other fees, the holder will be entitled to receive the number of whole shares of the related series of preferred stock, and any money or other property, if any, represented by their depositary shares. Once a holder exchanges depositary shares for whole shares of preferred stock, that holder cannot "re-deposit" these shares of preferred stock with the depositary, or exchange them for depositary shares. If a holder delivers depositary receipts that represent a number of depositary shares that exceeds the number of whole shares of related preferred stock the holder seeks to withdraw, the depositary will issue a new depositary receipt to the holder that evidences the excess number of depositary shares.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     Norfolk Southern and the depositary can agree, at any time, to amend the form of depositary receipt and any provisions of the Deposit Agreement. However, if an amendment has a material adverse affect on the rights of the holders of related depositary shares, it must first be approved by the holders of at least a majority of these depositary shares then outstanding. Every holder of a depositary receipt at the time an amendment becomes effective will be bound by the amended Deposit Agreement. However, subject to any conditions in the Deposit Agreement or applicable law, no amendment can impair the right of any holder of a depositary share to receive shares of the related preferred stock, and any money or other property represented by the depositary shares, upon surrender the depositary receipts that represent their depositary shares.

     Norfolk Southern can terminate the Deposit Agreement at any time, as long as it provides at least 60 days' prior written notice to the depositary. If Norfolk Southern terminates the Deposit Agreement, then within 30 days from the date the depositary receives notice, the depositary will deliver whole or fractional shares of the related preferred stock to the holders of depositary shares, when they surrender their depositary receipts. The Deposit Agreement will terminate automatically after all outstanding depositary shares have been redeemed, or, in connection with any liquidation, dissolution or winding up of Norfolk Southern, after the final distribution of Norfolk Southern's assets has been made to the holders of the related series of preferred stock and, in turn, to the holders of depositary shares.

CHARGES OF DEPOSITARY

     Norfolk Southern will pay the charges of the depositary, including charges in connection with the initial deposit of the related series of preferred stock, the initial issuance of the depositary shares, and all withdrawals of shares of the related series of preferred stock. Norfolk Southern also will pay all transfer and other taxes and the government charges that arise solely from the existence of the depositary arrangements. However, holders of depositary shares will have to pay all other transfer and other taxes and government charges, as provided in the Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The depositary may resign, at any time, by delivering written notice of its decision to Norfolk Southern. We may remove the depositary at any time. Any resignation or removal will take effect when we appoint a successor depositary. Norfolk Southern must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal, and the successor depositary must be a bank or trust corporation that has its principal office in the United States, and has a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     Norfolk Southern will be required to furnish certain information to the holders of the preferred stock. The depositary, as the holder of the underlying preferred stock, will forward any reports or information it receives from Norfolk Southern to the holders of depositary shares.

     Neither the depositary nor Norfolk Southern will be liable if its ability to perform its obligations under the Deposit Agreement is prevented or delayed by law or any circumstance beyond its control. Both Norfolk Southern and the depositary will be obligated to use their best judgment and to act in good faith in performing their duties under the Deposit Agreement. Each of Norfolk Southern and the depositary will be liable for gross negligence and willful misconduct in the performance of its duties under the Deposit Agreement. They will not be obligated to appear in, prosecute or defend any legal proceeding with respect to any depositary receipts, depositary shares or preferred stock unless they receive what they, in their sole discretion, determine to be a satisfactory indemnity. Norfolk Southern and the depositary may rely on the advice of legal counsel (including in-house counsel) or accountants of their choice. They may also rely on information provided by persons they believe, in good faith, to be competent, and on documents they believe, in good faith, to be genuine.

     The depositary's corporate trust office will be identified in the related prospectus supplement. Unless the prospectus supplement indicates otherwise, the depositary will act as transfer agent and registrar for depositary receipts, and if Norfolk Southern redeems shares of preferred stock, the depositary will act as redemption agent for the corresponding depositary receipts.


                         DESCRIPTION OF DEBT SECURITIES

     The following description sets forth certain general terms and provisions of the debt securities. The particular terms of each series of debt securities we may offer will be described in the related prospectus supplement. Any senior debt securities will be issued under a senior indenture, dated as of January 15, 1991, between the Company and U.S. Bank Trust National Association, formerly known as First Trust of New York, National Association, as successor trustee. Any subordinated debt securities will be issued under a subordinated indenture between the Company and U.S. Bank Trust National Association, as trustee. The senior indenture and the subordinated indenture are sometimes referred to collectively as the "indentures," and the indenture trustee under each indenture are sometimes referred to collectively as the "indenture trustees."

     The following summary of certain provisions of the indentures and the debt securities is not meant to be complete. For more information, you should refer to the full text of the indentures and the debt securities, including the definitions of certain terms not defined herein, and the related prospectus supplement. The senior indenture and a form of subordinated indenture have been incorporated by reference as exhibits to this registration statement, and any supplements to either of the indentures, will be filed as exhibits to, or incorporated by reference into, the registration statement before we issue debt securities.

GENERAL

     The  indentures  do not  limit  the  aggregate  principal  amount  of  debt
securities  Norfolk  Southern  may  issue.   Unless  otherwise  specified  in  a
prospectus supplement,

     o  debt securities will be unsecured obligations of Norfolk Southern;

     o senior debt securities will rank equally with all other unsecured and unsubordinated indebtedness of Norfolk Southern; and

     o subordinated debt securities will be subordinate, in right of payment, to all senior indebtedness (as defined in the applicable subordinated indenture).

     A prospectus supplement will describe the following terms of any series of debt securities we may offer:

     o  the title;

     o  any limit on the amount that may be issued;

     o  the date(s) of maturity;

     o the rate(s) of interest, if any, or the method of calculation, the date(s) interest will begin to accrue, the date(s) interest will be payable and the regular record dates for interest payment dates or the method for determining such date(s);

     o  the covenants applicable to the debt securities;

     o  any mandatory or optional sinking fund or analogous provisions;

     o the date(s), if any, on which, and the price(s) at which Norfolk Southern is obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at a holder's option to purchase, such series of debt securities and other related terms and provisions;

     o the applicability of any provisions described under "Satisfaction and Discharge of Indenture" in the indentures;

     o the index used to determine any payments to be made on the debt securities;

     o the currency or currencies of any payments to be made on the debt securities;

     o whether or not the debt securities will be issued in global form, their terms and the depositary;

     o the terms upon which a global note may be exchanged in whole or in part for other debt securities; and

     o  any other terms of the series of debt securities.

CONVERSION OR EXCHANGE OF DEBT SECURITIES

     The prospectus supplement will set forth the terms on which a series of debt securities may be converted into or exchanged for other securities of Norfolk Southern. These terms will include whether conversion or exchange is mandatory, or is at the option of the holder or of Norfolk Southern. We also will describe how we will calculate the number of securities that holders of debt securities would receive if they convert or exchange their debt securities.

EVENTS OF DEFAULT

     Under the indentures, an "event of default" includes the following:

     o  failure to pay any principal or premium, if any, when due;

     o failure to pay any interest when due, and this failure continues for 30 days and the time for payment has not been extended or deferred;

     o  failure to pay any sinking fund installment when due;

     o failure to perform any covenant in the indenture, and the failure continues for 90 days;

     o acceleration of any indebtedness of Norfolk Southern (or any "significant subsidiary" of Norfolk Southern, as defined in the federal securities laws) in an aggregate principal amount that exceeds $30,000,000; and

     o  certain events of bankruptcy, insolvency or reorganization.

     If an event of default occurs and is continuing, either the indenture trustee or the holders of at least 25%, in aggregate principal amount, of the outstanding debt securities affected by the default, may notify Norfolk Southern (and the indenture trustee, if notice is given by the holders) and declare that the unpaid principal, premium, and accrued interest, if any, is due and payable immediately. However, under certain circumstances, the holders of a majority in aggregate principal amount of outstanding debt securities may be able to rescind and annul this declaration for accelerated payment. Norfolk Southern will furnish the indenture trustee with an annual statement that describes how Norfolk Southern has performed its obligations under the indenture, and that specifies any defaults that may have occurred.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     The terms of a series of subordinated debt securities will be set forth in the subordinated indenture and the related prospectus supplement. The subordinated debt securities will be unsecured obligations of Norfolk Southern and will be subordinate in right of payment to certain other indebtedness of Norfolk Southern. Unless otherwise indicated in the related prospectus supplement, the subordinated indenture does not contain any restrictions on the amount of senior or other subordinated indebtedness that Norfolk Southern may incur.

     The subordinated debt securities will be subordinate only to senior debt securities and secured debt. In the event of the bankruptcy or insolvency of Norfolk Southern before or after maturity of the subordinated debt securities, unsecured creditors who do not hold senior debt securities will rank equally with the holders of the subordinated debt securities in priority of payment. However, federal bankruptcy courts have broad equity powers. A bankruptcy court may, among other things, reclassify subordinated debt securities into a class of claims with a different relative priority than other claims against the Company.

     In the event subordinated debt securities are issued to the Trust or a trustee of the Trust in connection with the issuance of common securities and trust preferred securities by the Trust, those subordinated debt securities subsequently may be distributed pro rata to the holders of the common securities and trust preferred securities in connection with the dissolution of the Trust, as described in the prospectus supplement relating to the trust preferred securities. Only one series of subordinated debt securities will be issued to the Trust or a trustee of the Trust in connection with the issuance of common securities and trust preferred securities by the Trust.

SATISFACTION AND DISCHARGE OF INDENTURES

     Norfolk Southern may terminate its obligations with respect to a series of debt securities under the indentures if:

     o all the outstanding debt securities have been delivered to the indenture trustee for cancellation;

     o Norfolk Southern has paid all sums it is required to pay under the respective indentures; or

     o Norfolk Southern deposits with the indenture trustee sufficient funds, or the equivalent thereof, to cover payments due under the indentures.

     As a condition to defeasance, Norfolk Southern must deliver to the indenture trustee an opinion of counsel to the effect that (i) the holders will not recognize gain or loss on such debt securities for federal income tax purposes solely as a result of Norfolk Southern's defeasance, and (ii) the holders will be subject to federal income tax in the same amounts and at the same times as would have been the case if Norfolk Southern's defeasance had not occurred. In the event of defeasance, holders of debt securities must look to the funds Norfolk Southern has deposited with the indenture trustee to cover payments due under the indentures.

MODIFICATION AND WAIVER

     Norfolk Southern and the indenture trustee may modify or amend the indentures by obtaining the written consent of the individuals who hold at least a majority, in aggregate principal amount, of the outstanding debt securities of each series that is affected. However, certain changes can be made only with the consent of each holder of an outstanding series of debt securities. For example, each holder must consent to changes in:

     o  the stated maturity date;

     o  the principal, premium, or interest payments, if any;

     o  the place or currency of any payment;

     o  the rights of holders to enforce payment;

     o the percentage of outstanding debt securities of any series, if the consent of the holders of those debt securities is needed to modify, amend or waive certain provisions of the indenture;

     o  the conversion provisions of any convertible debt security; or

     o  the subordination provisions.

     The holders of a majority, in aggregate principal amount, of the outstanding debt securities of any series can consent, on behalf of the holders of the entire series, to waive certain provisions of the indentures. In addition, these holders also can consent to waive any past default under the indentures, except:

     o  a default in any payments due; and

     o a default on an indenture provision that can be modified or amended only with the consent of each holder of an outstanding debt security.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Norfolk Southern cannot merge with, or sell, transfer or lease substantially all of its assets to, another corporation, without the consent of the holders of a majority, in aggregate principal amount, of the outstanding debt securities under the indentures, unless:

     o the successor corporation is organized and existing under the laws of the United States and assumes Norfolk Southern's obligations under the respective indenture;

     o after giving effect to the transaction, no event of default (and no event which, after notice or lapse of time, would become an event of default) will have occurred and be continuing; and

     o the successor corporation executes a supplemental indenture that assumes the obligations of the related indenture, satisfies the indenture trustees, and provides the necessary opinions and certificates.

     Since Norfolk Southern is a holding company, if one of its subsidiaries distributes its assets as a result of a liquidation or recapitalization of that subsidiary, the rights of Norfolk Southern, of Norfolk Southern's creditors and of the holders of debt securities to participate in the subsidiary's distribution of assets will be subject to the prior claims of that subsidiary's creditors, except to the extent that Norfolk Southern itself may be a creditor with prior claims enforceable against its subsidiary.

FORM, EXCHANGE AND TRANSFER

     Unless otherwise indicated in a prospectus supplement, the debt securities of each series will be issued only in fully registered form, without coupons, and in denominations of $100,000 and integral multiples of $1,000 thereof. At the option of the holder, subject to the terms of the indentures and the limitations on global securities described in a prospectus supplement, debt securities of any series will be exchangeable for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount. Holders can exchange or register the transfer of their debt securities, in the manner prescribed by Norfolk Southern or the indenture trustee, at the office of Norfolk Southern's security registrar or transfer agent which Norfolk Southern will designate in the related prospectus supplement. Unless the debt securities provide otherwise, there is no service charge to exchange or register the transfer of debt securities. However, Norfolk Southern may require holders to pay any taxes or other governmental charges. Norfolk Southern can designate additional transfer agents, terminate any transfer agent, or change the office through which a transfer agent acts, but Norfolk Southern must maintain a transfer agent in each place, as described in the related prospectus supplement, where debt securities payments are made.

CONCERNING THE INDENTURE TRUSTEE

     Unless the related prospectus supplement indicates otherwise, U.S. Bank Trust National Association will be the indenture trustee under each of the indentures, and will act as the security registrar and paying agent for the Company's debt securities.

     The holders of a majority, in aggregate principal amount, of the debt securities of any series will have the right to direct the time, method and place to conduct any proceeding to exercise any remedy available to the indenture trustee, subject to certain exceptions. The indentures provide that if an event of default occurs (and is not cured) with respect to a series of debt securities, the indenture trustee will be required, in the exercise of its power, to use the same degree of care a prudent person would use in the conduct of that person's own affairs. Subject to this standard, the indenture trustee is not obligated to exercise any of its powers under the indentures at the request of a debt securities holder, unless the holder offers to indemnify the indenture trustee against any loss, liability or expense, and then only to the extent required by the terms of the applicable indenture.

GOVERNING LAW

     The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act shall be applicable.


                  DESCRIPTION OF THE TRUST PREFERRED SECURITIES

     The Trust may issue only one series of trust preferred securities and that series will have the terms described in the applicable prospectus supplement. The Declaration authorizes the regular trustees of the Trust to issue on behalf of the Trust one series of trust preferred securities. The Declaration will be qualified as an indenture under the Trust Indenture Act. The trust preferred securities will have terms, including with respect to distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as described in the Declaration or made part of the Declaration by the Trust Indenture Act and which will mirror the terms of the subordinated debt securities held by the Trust and described in the applicable prospectus supplement.

     You must review the prospectus supplement relating to the trust preferred securities for specific terms, including:

     o  the distinctive designation of the trust preferred securities;

     o the number and the initial public offering price of trust preferred securities issued by the Trust;

     o the annual distribution rate (or method of determining such rate) for the trust preferred securities, the date or dates upon which the distributions will be payable and the date or dates from which distributions will accrue;

     o whether distributions on the trust preferred securities will be cumulative, and, in the case of trust preferred securities having cumulative distribution rights, the date or dates or method of determining the date or dates from which the distributions on the trust preferred securities will be cumulative;

     o the amount or amounts which will be paid out of the assets of the Trust to the holders of trust preferred securities of the Trust upon voluntary or involuntary dissolution, winding-up or termination of the Trust;

     o the obligation, if any, of the Trust to purchase or redeem trust preferred securities issued by the Trust and the price or prices at which, the period or periods within which, and the terms and conditions upon which, the trust preferred securities will be purchased or redeemed, in whole or in part, pursuant to such obligation;

     o the voting rights, if any, of the trust preferred securities in addition to those required by law, including the number of votes per trust preferred security and any require ment for the approval by the holders of trust preferred securities as a condition to specified action or amendments to the Declaration of the Trust;

     o the terms and conditions, if any, upon which the subordinated debt securities may be distributed to holders of trust preferred securities;

     o the right and/or obligation, if any, of the Company to redeem or purchase the trust preferred securities pursuant to any sinking fund or similar provisions or at the option of the holder of the trust preferred securities and the period or periods for which, the price or prices at which, and the terms and conditions upon which, the trust preferred securities will be redeemed or repurchased, in whole or in part, pursuant to such right and/or obligation;

     o the terms and conditions, if any, upon which the trust preferred securities may be converted into shares of the common stock of the Company, including the conversion price and the circumstances, if any, under which the conversion right will expire;

     o if applicable, any securities exchange upon which the trust preferred securities will be listed; and

     o any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities issued by the Trust not inconsistent with the Declaration or with applicable law.

     All trust preferred securities will be guaranteed by the Company to the extent described below under "Description of the Trust Preferred Securities Guarantees."

     Certain United States federal income tax considerations applicable to any offering of trust preferred securities will be described in the applicable prospectus supplement.

     In connection with the issuance of trust preferred securities, the Trust will issue one series of common securities. The Declaration authorizes the regular trustees of the Trust to issue on behalf of the Trust one series of common securities. The common securities will have the terms relating to distributions, redemption, voting, liquidation rights or such restrictions as are described in the Declaration. Except for voting rights, the terms of the common securities issued by the Trust will be substantially identical to the terms of the trust preferred securities issued by the trust. The common securities will rank on a parity, and payments will be made on the common securities pro rata, with the trust preferred securities except that, upon an event of default under the Declaration, the rights of the holders of the common securities to payment for distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in certain limited circumstances, the common securities will also carry the right to vote to appoint, remove or replace any of the trustees of the Trust. All of the common securities of the Trust will be directly or indirectly owned by the Company.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF THE TRUST PREFERRED SECURITIES

     If an event of default under the Declaration occurs and is continuing, then the holders of trust preferred securities will rely on the enforcement by the institutional trustee of its rights as a holder of the applicable series of subordinated debt securities against the Company. In addition, the holders of a majority in liquidation amount of the trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the institutional trustee or to direct the exercise of any trust or power conferred upon the institutional trustee under the Declaration, including the right to direct the institutional trustee to exercise the remedies available to it as a holder of the subordinated debt securities.

     If the institutional trustee fails to enforce its rights under the applicable series of subordinated debt securities, a holder of trust preferred securities may institute a legal proceeding directly against the Company to enforce the institutional trustee's rights without first instituting any legal proceeding against the institutional trustee or any other person or entity. However, if an event of default under the Declaration has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the applicable series of subordinated debt securities on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of trust preferred securities of the Trust may directly institute a proceeding for enforcement of payment to the holder of the principal of or interest on the applicable series of subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the trust preferred securities of such holder (a "Direct Action") on or after the respective due date. In connection with a Direct Action, the Company will be subrogated to the rights of such holder of trust preferred securities under the Declaration to the extent of any payment made by the Company to a holder of trust preferred securities in a Direct Action. This means that the Company will be entitled to payment of amounts that a holder of trust preferred securities receives in respect of an unpaid distribution that resulted in the bringing of the Direct Action to the extent that such holder receives or has already received full payment relating to such unpaid distribution from the Trust.

INFORMATION CONCERNING THE INSTITUTIONAL TRUSTEE

     Information concerning the relationship between the institutional trustee and the Company will be set forth in the prospectus supplement relating to the trust preferred securities.

INFORMATION CONCERNING THE DELAWARE TRUSTEE

     Information concerning the relationship between the Delaware trustee and the Company will be set forth in the prospectus supplement relating to the trust preferred securities.


            DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEES

     The guarantees with respect to the trust preferred securities will be executed and delivered by the Company for the benefit of the holders from time to time of trust preferred securities. Each guarantee will be qualified as an indenture under the Trust Indenture Act. An institutional trustee will act as trustee under each guarantee for purposes of the Trust Indenture Act. Such trustee under each guarantee shall be referred to throughout this prospectus as the guarantee trustee. The terms of each guarantee will be as set forth in that guarantee and those made part of that guarantee by the Trust Indenture Act. The summary of the terms and provisions of the guarantees in this section does not claim to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of guarantee, which is filed as an exhibit to the registration statement of which this prospectus forms a part, and the Trust Indenture Act. Each guarantee will be held by the guarantee trustee for the benefit of the holders of the trust preferred securities of the Trust.

GENERAL

     Under each guarantee, the Company will irrevocably and unconditionally agree, to the extent set forth in the guarantee, to pay in full, to the holders of the trust preferred securities, the guarantee payments (as defined below), except to the extent paid by the Trust, as and when due, regardless of any defense, right of set-off or counterclaim which the Trust may have or claim to have.

     The  following   guarantee   payments  with  respect  to  trust   preferred
securities, to the extent not paid by the Trust, will be subject to the applicable guarantee (without duplication):

     o any accrued and unpaid distributions which are required to be paid on the trust preferred securities, to the extent the Trust has funds available for such payments;

     o the redemption price, including all accrued and unpaid distributions to the date of payment, to the extent the Trust has funds available for such payments with respect to any trust preferred securities called for redemption by the Trust; and

     o upon a voluntary or involuntary dissolution, winding-up or termination of the Trust, other than in connection with the distribution of subordinated debt securities to the holders of trust preferred securities or the redemption of all of the trust preferred securities, the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities to the date of payment to the extent the Trust has funds available for the payment and (b) the amount of assets of the Trust remaining available for distribution to holders of the trust preferred securities in liquidation of the Trust.

     The redemption price and liquidation amount will be fixed at the time the trust preferred securities are issued.

     The Company's obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by the Company to the holders of trust preferred securities or by causing the Trust to pay such amounts to the holders.

     Each guarantee will not apply to any payment of distributions except to the extent the Trust has funds available for the payments. If the Company does not make interest payments on the subordinated debt securities purchased by the Trust, the Trust will not pay distributions on the trust preferred securities issued by it and will not have funds available for such a payment. The guarantee, when taken together with the Company's obligations under the subordinated debt securities, the subordinated indenture and the Declaration, including its obligations to pay costs, expenses, debts and liabilities of the Trust, other than with respect to the common securities and trust preferred securities of the Trust, will provide a full and unconditional guarantee on a subordinated basis by the Company of payments due on the trust preferred securities.

     The Company has also agreed separately to irrevocably and unconditionally guarantee the obligations of the Trust with respect to the common securities to the same extent as the guarantees, except that upon an event of default under the subordinated indenture, holders of trust preferred securities will have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

MODIFICATION OF THE GUARANTEES; ASSIGNMENT

     Except with respect to any changes which do not adversely affect the rights of holders of trust preferred securities (in which case no vote will be required), each guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding trust preferred securities issued by the Trust. The manner of obtaining the approval of holders of the trust preferred securities will be described in the applicable prospectus supplement. All guarantees and agreements contained in a guarantee will bind the successors, assigns, receivers, trustees and representatives of the Company and will benefit the holders of the outstanding trust preferred securities.

TERMINATION

     Each guarantee will terminate as to the trust preferred securities issued by the Trust:

     o upon full payment of the redemption price of all trust preferred securities of the Trust;

     o upon distribution of the subordinated debt securities held by the Trust to the holders of the trust preferred securities of the Trust; or

     o upon full payment of the amounts payable under the Declaration upon liquidation of the Trust.

     Each guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities issued by the Trust must restore payment of any sums paid under the trust preferred securities or the guarantee.

EVENTS OF DEFAULT

     An event of default under a guarantee will occur upon the failure of the Company to perform any of its payment or other obligations under the guarantee.

     The holders of a majority in liquidation amount of the trust preferred securities relating to a guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under such trust preferred securities. If the guarantee trustee fails to enforce the guarantee, any holder of trust preferred securities relating to the guarantee may institute a legal proceeding directly against the Company to enforce the guarantee trustee's rights under the guarantee, without first instituting a legal proceeding against the Trust, the guarantee trustee or any other person or entity. However, if the Company has failed to make a guarantee payment, a holder of trust preferred securities may directly institute a proceeding against the

Company for enforcement of the guarantee for the payment. The Company waives any right or remedy to require that any action be brought first against the Trust or any other person or entity before proceeding directly against the Company.

STATUS OF THE GUARANTEES

     Unless otherwise provided in the applicable prospectus supplement, the guarantees with respect to the trust preferred securities of the Trust will constitute unsecured obligations of the Company and will rank (i) subordinate and junior in right of payment to certain other liabilities of the Company, as described in the prospectus supplement and (ii) on a parity with any guarantee now or hereafter entered into by the Company in respect of the Trust or any other similar financing vehicle sponsored by the Company.

     The terms of the trust preferred securities provide that each holder of trust preferred securities by acceptance of the trust preferred securities agrees to the subordination provisions and other terms of the guarantee as described in the applicable prospectus supplement.

     The guarantees will constitute a guarantee of payment and not of collection, meaning that the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     Prior to the occurrence of a default with respect to a guarantee, the trust preferred guarantee trustee will undertake to perform only the duties that are specifically described in the guarantee and, after default, will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the guarantee trustee will be under no obligation to exercise any of the powers given it by a guarantee at the request of any holder of trust preferred securities, unless the guarantee trustee is offered reasonable indemnity against the costs, expenses and liabilities which it might incur in exercising the powers.

     Information concerning the relationship between the guarantee trustee and the Company will be set forth in the prospectus supplement relating to the trust preferred securities.

GOVERNING LAW

     The guarantees will be governed by and construed in accordance with the laws of the State of New York.


           EFFECT OF OBLIGATIONS UNDER THE TRUST PREFERRED SECURITIES
                 GUARANTEE AND THE SUBORDINATED DEBT SECURITIES

     The sole purpose of the Trust is to issue the common securities and the trust preferred securities evidencing undivided beneficial ownership interests in the assets of the Trust and to invest the proceeds from the issuance and sale in a series of subordinated debt securities issued by the Company.

     As long as payments of interest and other payments are made when due on the subordinated debt securities, the payments will be sufficient to cover distributions and payments due on the trust securities because of the following factors:

     o the aggregate principal amount of subordinated debt securities will be equal to the sum of the aggregate stated liquidation amount of the common securities and the trust preferred securities;

     o the interest rate and the interest and other payment dates on the subordinated debt securities will match the distribution rate and distribution and other payment dates for the trust preferred securities;

     o the Company will pay, and the Trust will not be obligated to pay, directly or indirectly, all costs, expenses, debt, and obligations of the Trust, other than with respect to the common securities and the trust preferred securities; and

     o the Declaration provides that the trustees of the Trust will not take or cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

     Payments of distributions, to the extent funds are available, and other payments due on the trust preferred securities, to the extent funds are available, are guaranteed by the Company as and to the extent described under "Description of the Trust Preferred Securities Guarantees". If the Company does not make interest payments on the subordinated debt securities purchased by the Trust, it is expected that the Trust will not have sufficient funds to pay distributions on the trust preferred securities. The guarantee does not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of such distributions.

     The guarantee covers the payment of distributions and other payments on the trust preferred securities only if and to the extent that the Company has made a payment of interest or principal on the subordinated debt securities held by the Trust as its sole asset. The guarantee, when taken together with the Company's obligations under the subordinated debt securities held by the Trust and the subordinated indenture and its obligations under the Declaration, including its obligations to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the common securities and trust preferred securities of the Trust), provide a full and unconditional guarantee on a subordinated basis of amounts due on the trust preferred securities.

     If the Company fails to make interest or other payments on the subordinated debt securities held by the Trust when due, taking account of any extension period, the Declaration provides a mechanism whereby the holders of the trust preferred securities may direct the institutional trustee to enforce its rights under those subordinated debt securities. If the institutional trustee fails to enforce its rights under those subordinated debt securities, a holder of trust preferred securities may institute a legal proceeding against the Company to enforce the institutional trustee's rights under the subordinated debt securities without first instituting any legal proceeding against the institutional trustee or any other person or entity. However, if an event of default under the Declaration has occurred and is continuing and such event is due to the failure of the Company to pay interest or principal on the subordinated debt securities held by the Trust on the date that interest or principal is otherwise payable (or in the case of redemption on the redemption date), then a holder of trust preferred securities may institute a Direct Action for payment on or after the respective due date.

     In connection with a Direct Action, the Company will be subrogated to the rights of such holder of trust preferred securities under the Declaration to the extent of any payment made by the Company to such holder of trust preferred securities in a Direct Action. The Company, under the guarantee, acknowledges that the guarantee trustee will enforce the guarantee on behalf of the holders of the trust preferred securities. If the Company fails to make payments under the guarantee, the guarantee provides a mechanism whereby the holders of the trust preferred securities may direct the guarantee trustee to enforce its rights under the guarantee. Any holder of trust preferred securities may institute a legal proceeding directly against the Company to enforce the guarantee trustee's rights under the guarantee without first instituting a legal proceeding against the Trust, the guarantee trustee, or any other person or entity.

     The Company and the Trust believe that the mechanisms and obligations described above, taken together, provide a full and unconditional guarantee by the Company on a subordinated basis of payments due on the trust preferred securities. See "Description of the Trust Preferred Securities Guarantees--General."


                              PLAN OF DISTRIBUTION

     The securities offered under this prospectus may be sold in one or more of the following ways:

     o  to underwriters for resale to the public or to institutional investors;

     o  directly to institutional investors; or

     o  through agents to the public or to institutional investors.

     The related prospectus supplements will set forth the terms of the offering of the securities including:

     o  the name or names of any underwriters or agents;

     o  the purchase price of such securities;

     o  the proceeds to Norfolk Southern and/or the Trust from such sale;

     o any underwriting discounts, agency fees and other items constituting underwriters' or agents' compensation;

     o  any initial public offering price;

     o  any  discounts,   concessions  or  commissions   dealers   receive  from
        underwriters; and

     o  any securities exchanges on which the securities may be listed.

     If underwriters are used in the sale, the underwriters will acquire the securities for their own account, and they may resell the securities, from time to time, in one or more transactions, including negotiated transactions, either at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may receive compensation from Norfolk Southern and/or the Trust in the form of discounts or commissions, and to the extent they act as agents, they may also receive commissions from the purchasers of securities. Underwriters also may sell securities to or through dealers. Dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters, and to the extent they act as agents, commissions from the purchasers of securities.

     Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

     Underwriters and agents may be entitled, under agreements entered into with Norfolk Southern and/or the Trust, to be indemnified by Norfolk Southern and/or the Trust against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the"Securities Act") or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof. Underwriters and agents may be customers of, engage in transactions with, or perform services for Norfolk Southern and/or the Trust and their affiliates in the ordinary course of business.

     Other than Norfolk Southern common stock which is listed on the NYSE, each series of securities will be a new issue of securities and will have no established trading market. Any common stock sold pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance. Any underwriters to whom securities are sold by Norfolk Southern and/or the Trust for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than common stock, may or may not be listed on a national securities exchange.


                                 LEGAL OPINIONS

     Joseph C. Dimino, General Counsel - Corporate for Norfolk Southern (or another senior corporate counsel designated by the Company) will pass upon the validity of the common stock, preferred stock, depositary shares and debt securities for Norfolk Southern. Skadden, Arps, Slate, Meagher & Flom LLP, New York will pass upon the validity of the trust preferred securities for the Trust and upon certain United States federal income taxation matters for Norfolk Southern and the Trust. The counsel named in the applicable prospectus supplement will pass upon the validity of the securities for any underwriter. Mr. Dimino, as General Counsel - Corporate for Norfolk Southern, participates in various employee benefit and incentive plans, including stock option plans, offered to employees of Norfolk Southern.


                                     EXPERTS

     KPMG LLP, independent certified public accountants, audited Norfolk Southern Corporation's consolidated financial statements and related schedule as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, as indicated in their report. All of these documents have been incorporated by reference into this prospectus and elsewhere in the registration statement in reliance on the report of KPMG LLP and upon their authority as experts in auditing and accounting. The consolidated financial statements of Conrail Inc. as of December 31, 2000 and 1999, and for each of the years in the two-year period ended December 31, 2000, appearing in the Annual Report on Form 10-K of Norfolk Southern Corporation for
the year ended December 31, 2000, have been incorporated by reference into this prospectus and elsewhere in the registration statement in reliance on the report of KPMG LLP and Ernst & Young LLP, both independent certified public accountants, given on the authority of said firms, as experts in auditing and accounting.

     The consolidated statements of income, of stockholders' equity and of cash flows of Conrail Inc. and subsidiaries for the year ended December 31, 1998 incorporated in this prospectus and elsewhere in the registration statement by reference to the Annual Report on Form 10-K of Norfolk Southern Corporation for the year ended December 31, 2000 which includes such financial statements of Conrail Inc. in Exhibit 99, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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                                  $250,000,000

                            [NORFOLK SOUTHERN LOGO]

                          NORFOLK SOUTHERN CORPORATION


                       FLOATING RATE SENIOR NOTES DUE 2003









                              ---------------------
                              PROSPECTUS SUPPLEMENT
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                               MERRILL LYNCH &CO.












                                  JUNE 29, 2001

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